EXHIBIT 3.1

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
AV HOMES, INC., A DELAWARE CORPORATION,
WITH AND INTO
AVATAR HOLDINGS INC., A DELAWARE CORPORATION

**********************************************************

AVATAR HOLDINGS INC., a corporation organized and existing in the laws of Delaware (the "Corporation"), pursuant to Section 253 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law"), DOES HEREBY CERTIFY:

FIRST:                    That the Corporation was incorporated on October 6, 1970, pursuant to the Delaware Corporation Law.

SECOND:              That effective Wednesday, February 15, 2012, the Corporation will merge the following wholly-owned subsidiary with and into the Corporation:  AV HOMES, INC. ("AV Homes"), a corporation incorporated on February 3, 2012, pursuant to the Delaware Corporation Law (the "Merger").

THIRD:                   That the Board of Directors and sole Shareholder of AV Homes, by action taken by written consent dated February 15, 2012, approved the Merger of AV Homes into the Corporation.

FOURTH:               That the Corporation hereby merges AV Homes with and into the Corporation, which shall survive the Merger, in accordance with the terms and subject to the conditions contained in the resolutions of the Board of Directors of the Corporation set forth hereunder and the Delaware Corporation Law.

FIFTH:                    That the Corporation, by the following resolutions of its Board of Directors, duly adopted at a meeting of the Board held on January 25, 2012, determined to merge AV Homes with and into the Corporation:

APPROVAL OF MERGER OF AV HOMES, INC. WITH AND INTO THE CORPORATION.

RESOLVED, that effective as of February 15, 2012, or another date selected by management reasonably close thereto, the Corporation change its name to AV HOMES, INC.;

FURTHER RESOLVED, that the Corporation give effect to its name change by means of a merger strategy under Delaware General Corporation Law that will not require shareholder approval for such name change;

FURTHER RESOLVED, that each officer of the Corporation is hereby authorized to execute and deliver any and all documents, and do all other acts and things as may be necessary or desirable, in order to carry out and comply with the foregoing recitals and resolutions, including the preparation and filing of a restated certificate of incorporation, bylaws and other documents as required by law; and

FURTHER RESOLVED, that all of the acts and things done by any officer of the Corporation, whether heretofore or hereafter done, which are in conformity with the provisions and intent of these recitals and resolutions are hereby in all respects approved, ratified and confirmed.

{Signature on following page}

IN WITNESS WHEREOF, AVATAR HOLDINGS INC. has caused this Certificate to be signed by an authorized officer this 15th day of February, 2012.

AVATAR HOLDINGS INC., a Delaware corporation

By:	/s/ Patricia K. Fletcher
Title:	Executive Vice President and General Counsel